Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/09/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S DELIVERS 100TH CONSECUTIVE MONTH
OF POSITIVE GLOBAL COMPARABLE SALES - AUGUST UP 3.5%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 3.5% in August.  Performance by segment was as follows:

•	U.S. up 3.9%
•	Europe up 2.7%
•	Asia/Pacific, Middle East and Africa down 0.3%

    "August marks our 100th consecutive month of global comparable sales growth, demonstrating the ongoing customer appeal of McDonald’s great tasting food, offered at an outstanding value in our modern and convenient restaurants," said McDonald’s Chief Executive Officer Jim Skinner.
    The strength of McDonald’s U.S. business continued with August comparable sales up 3.9%.  Results were driven by the growing popularity of the McCafé beverage line-up, McDonald’s breakfast, including Fruit & Maple Oatmeal, and the new Premium Chicken sandwiches.
    In Europe, comparable sales for the month rose 2.7% led by performance in the U.K. and Russia. Europe’s premium offerings, locally-relevant food events and the ongoing benefit of modernized restaurants contributed to the month’s results.
    August comparable sales were down 0.3% in Asia/Pacific, Middle East and Africa as sales growth in China, Australia and many other markets was offset by Japan.  Across the segment, innovative value offerings, breakfast and conveniences like drive-thru and extended hours continued to deliver results.
    Systemwide sales for the month increased 11.3%, or 5.4% in constant currencies.
    McDonald’s effective tax rate for the third quarter is expected to be 33% to 34%, reflecting a non-cash deferred tax cost related to certain foreign operations. The Company continues to expect the full year effective tax rate to be 31% to 32%.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2011	2010	Reported	Currency
McDonald's Corporation	3.5	4.9	11.3	5.4
Major Segments:
U.S.	3.9	4.6	4.6	4.6
Europe	2.7	2.2	16.0	5.5
APMEA*	(0.3)	7.8	13.0	3.0

Year-To-Date August 31,
McDonald's Corporation	4.7	4.9	11.6	6.3
Major Segments:
U.S.	3.9	3.3	4.5	4.5
Europe	5.3	4.8	16.2	7.9
APMEA*	3.5	6.2	15.7	5.4
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In August 2011, this calendar shift/trading day adjustment consisted of one less Sunday and one more Wednesday compared with August 2010. The resulting adjustment varied by area of the world, ranging from approximately 0.0% to -0.7%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    McDonald’s tentatively plans to release third quarter results before the market opens on October 21, 2011 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving approximately 64 million customers in 118 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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